Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. APPOINTS JOHN SINDERS INTERIM CFO

July 14, 2014 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today appointed John Sinders as interim Chief Financial Officer (CFO). Mr. Sinders succeeds Mark Margavio who is stepping down from the CFO position but will remain with the Company to assist in the transition of his responsibilities. The Company is conducting an executive search to identify a permanent CFO.

Mr. Sinders joined the Company in 2013. In addition to the interim CFO role, he will continue as Executive Vice President, Administration having responsibility for Finance, Accounting, Corporate Development and Investor Relations. Mr. Sinders has over 25 years of experience working with management teams within the energy industry. He was a close advisor to a large number of oil services, exploration and production and shipping companies.

D. Keith Mosing, Frank’s International’s Chairman, Chief Executive Officer and President said, “I would like to thank Mark Margavio for his more than a decade of service to Frank’s International. During his tenure at Frank’s International, Mr. Margavio oversaw the finance and accounting groups as the Company grew to over $1 billion in revenue. He was also part of our initial public offering (IPO) last August.” Mr. Mosing continued, “As we proceed with our search for a new permanent CFO, we have asked John Sinders to temporarily assume the responsibilities of interim CFO.”

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Contacts:

Thomas Dunavant, Manager – Finance and Investor Relations

thomas.dunavant@franksintl.com

713-358-7343

Josh Grodin, Director – Communications and Public Relations

josh.grodin@franksintl.com

713-231-2468